Exhibit 99.1(e)

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED DECLARATION OF TRUST

OF

UBS INVESTMENT TRUST

The undersigned, being Vice President and Assistant Secretary of UBS Investment Trust (the “Trust”), hereby certifies that the Board of Trustees of the Trust duly adopted the following resolutions, which amended the Amended and Restated Declaration of Trust in the manner provided in such Amended and Restated Declaration of Trust, at a meeting held on July 20-21, 2021, and that the amendment will be effective on December 21, 2021.

RESOLVED, that, effective on such date the office for each Fund of UBS Series Funds, Master Trust, PACE Select Advisors Trust, and UBS Investment Trust (collectively, the “Trusts”) relocate to 787 Seventh Avenue, New York, New York 10019 or such later date as specified by the officers of the Trusts (the “Effective Date”), and the address of the Trusts for purposes of regulatory filings, including filings with the Securities and Exchange Commission and shareholder communications, including shareholder reports, shall be changed to 787 Seventh Avenue, New York, New York 10019; and be it further

RESOLVED, that, effective on the Effective Date, Attachment 1 to the Declaration of Trust for UBS Investment Trust shall be revised as follows to: (i) delete references to 1285 Avenue of the Americas, New York, New York 10019 as the principal office of UBS Investment Trust; and (ii) designate the principal place of business of UBS Investment Trust as 787 Seventh Avenue, New York, New York 10019; and be it further

RESOLVED, that the officers of each Fund, as applicable, be, and each of them hereby is, authorized to prepare, execute or deliver such documents and take such additional actions as he or she may deem to be necessary or appropriate to implement the foregoing resolutions.

Dated: December 21, 2021	UBS INVESTMENT TRUST

	By:	/s/ Eric Sanders
	Name:	Eric Sanders
	Title:	Vice President and Assistant Secretary

Chicago, Illinois (ss)

Subscribed and sworn before me
on this 21st day of December, 2021.

/s/ Cherie M. Farrell
Notary Public